Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

       We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 6, 2014 (except for the last paragraph in Note 1, as to which the date is January XX, 2015), in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-201322) and related Prospectus of Avinger, Inc. for the registration of 4,615,384 shares of its common stock.

Ernst & Young LLP
Redwood City, California

       The foregoing consent is in the form that will be signed upon the effectiveness of the reverse stock split described in the last paragraph of Note 1 to the financial statements.

/s/ Ernst & Young LLP

Redwood City, California
January 16, 2015